Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

Dolores J. Ennico Nominated to Join RBC Bearings Board of Directors

Would Replace Dr. Amir Faghri, Who’s Retiring From the Board

Oxford, CT - July 1, 2020 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, aerospace and defense industries, today announced the nomination of Dolores J. Ennico to stand for election to its Board of Directors at the 2020 stockholders meeting to be held on September 9, 2020.

Chairman and Chief Executive Officer Dr. Michael J. Hartnett commented, “We are very excited to nominate Ms. Ennico to our Board of Directors. Dolores brings over three decades of experience helping drive growth and shareholder value through her leadership of business-centric human capital strategies and initiatives. She complements the exceptional engineering, technology and finance experience we have on our Board and will provide strong stewardship for our executive team through her role on the Company’s Compensation Committee.”

Ms. Ennico stated, “I am honored to be nominated to the Board of Directors of RBC Bearings. I look forward to leveraging my past experiences to share insights with the Company as it continues to execute along its strategic and operational initiatives.”

Ms. Ennico served as the Chief Human Resources Officer of Olin Corporation (NYSE: OLN), a fortune 500 vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition, from 2009 to 2018. During her tenure, she reported to the CEO and was a key member of the executive team helping to drive financial results, global growth, and employee engagement through the design and delivery of human capital systems, processes, and solutions.

Prior to her position as Chief Human Resources Officer of Olin Corporation, Ms. Ennico held several other positions within the Company, including VP of Administration, Director of Corporate Employee Relations, and Director of Retail Marketing - Pool Chemicals.

Ms. Ennico has been a member of the Board of Directors of the University of New Haven since 2011 and Chair of the Academic & Student Affairs Committee since 2016. Ms. Ennico also serves as a member of the Advisory Council at Sacred Heart Academy, a committee she has represented since 2016. Ms. Ennico was recently elected a Board member of the Girl Scouts of Connecticut. Ms. Ennico received a BS in Microbiology and an MS in Biochemistry from Southern Connecticut State University, and an MBA in Marketing from the University of New Haven.

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

Ms. Ennico has been nominated to fill a vacancy resulting from the retirement of Dr. Amir Faghri from the Company’s Board of Directors, effective as of the 2020 stockholders meeting to be held on September 9, 2020.

“I thank Amir for his 16 years of dedicated service to RBC and wish him all the best in his future endeavors,” said Dr. Hartnett.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Ernest D. Hawkins

203-267-5010

ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com

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